Exhibit 1

CHINA UNICOM LIMITED  (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of August 2005.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of August 2005.

Operational Statistics for the month of August 2005 and the comparative figures for the previous month are as follows:-

		August 2005	July 2005

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	91.331 million	90.469 million
	• Post-paid Subscribers	46.168 million	45.746 million
	• Pre-paid Subscribers	45.163 million	44.723 million
	Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	7.063 million	6.202 million
	• Post-paid Subscribers	3.324 million	2.903 million
	• Pre-paid Subscribers	3.739 million	3.299 million
	Aggregated Number of CDMA Cellular Service Subscribers	31.659 million	31.321 million
	• Post-paid Subscribers	29.154 million	28.870 million
	• Pre-paid Subscribers	2.505 million	2.451 million
	Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	3.844 million	3.507 million
	• Post-paid Subscribers	3.330 million	3.046 million
	• Pre-paid Subscribers	0.514 million	0.461 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	7.2834 billion	6.4588 billion
	• Domestic Long Distance	7.1791 billion	6.3652 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.1043 billion	0.0936 billion
	Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	9.8854 billion	8.6747 billion
	• Domestic Long Distance	9.7921 billion	8.5933 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.0933 billion	0.0814 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	8.331 million	8.289 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of July 2005 and August 2005 are aggregated data reported at 24:00 on 31 July 2005 and 31 August 2005 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of August 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 31 August 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of July and August 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Qiuhong, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 20 September 2005